Exhibit 10.16

STATE OF OREGON
DEPARTMENT OF CONSUMER & BUSINESS SERVICES
Workers' Compensation Division
350 Winter Street NE, Room 21
Salem, OR 97310–0220

SURETY BOND

Bond #08167817

KNOW ALL MEN BY THESE PRESENTS, THAT WE, LABOR READY_NORTHWEST, INC., a Washington Corporation with headquarters in the CITY OF Tacoma Washington , as Principal and Fidelity and Deposit Company of Maryland an Maryland Corporation authorized to do business in Oregon, as Surety are held and firmly bound unto the State of Oregon for the use and benefit of all employes of the Principal and persons who may be entitled to compensation under the Workers' Compensation Law of the State of Oregon and to the Workers' Compensation Division of the State of Oregon for any assessments or contributions due from the Principal to the Workers' Compensation Division in the sum of SEVEN HUNDRED FIFTY SEVEN THOUSAND, AND NO/100) Dollars($ 757,000.00) lawful money of the United States, assigns jointly and severally, firmly by these presents.

          THE CONDITION OF THE FOREGOING OBLIGATION IS SUCH that if the Principal which is about to make application to become a self–insured or is a self-insured employer and desires to continue with self-insured status to carry its own risk pays or causes to be paid (a) all compensation for compensable injuries that may become due to subject workers and their beneficiaries, and (b) all assessments, contributions, and other obligations imposed on the employer and his subject workers that may become due from such employer to the Workers' Compensation Division provided by the Oregon Workers' Compensation Law, then this obligation shall be void, otherwise to remain in full force and effect. In the event the said Principal fails to pay the compensation and assessments or contributions due the Workers' Compensation Division provided by law, then Surety will be obligated to pay the compensation and assessments and contributions provided by law. The liability of the Surety shall not be affected by Principal's failure to sign this bond.

also apply to this surety bond:

IT IS FURTHER UNDERSTOOD AND AGREED that the following conditions shall

1.	The Surety undertakes and agrees that the obligation of this bond shall cover and extend to all past , present, existing, and potential liability of said Principal, as a self-insurer, to the extent of the penal sum herein named, without regard to specific injuries, date or dates of injuries, happenings, or events.

2.	In the event said Principal shall fail to pay any award or awards which shall be rendered against it by the Workers' Compensation Law or Workers' Compensation Division within thirty (30) days after the same becomes or become final, the Surety shall forthwith pay to the extent of its liability under this bond, said award or awards, to the parties entitled thereto upon the order of the said Workers' Compensation Division.

3.	If the said Principal shall suspend payment or shall become insolvent or a receiver shall be appointed for its business, the undersigned Surety will pay said award or awards, to the extend of its liability under this bond, before the expiration of thirty (30) days after the same becomes, or become final, without regard to any proceedings for liquidation of said Principal.

4.	The undersigned are held and firmly bound for the payment of all legal costs, including reasonable attorney fees incurred in all or any actions in proceedings taken to enforce payment of this bond, or payments of any award or judgment rendered against the undersigned Surety, on account of the executon by it of this bond.